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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
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                                 SCHEDULE 14D-9
                      SOLICITATION/RECOMMENDATION STATEMENT
                       PURSUANT TO SECTION 14(D)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 19)

                              ---------------------

                                DANA CORPORATION
                            (Name of Subject Company)

                              ---------------------

                                DANA CORPORATION
                      (Name of Person(s) Filing Statement)

                     Common Stock, Par Value $1.00 Per Share
                    (including the Associated Series A Junior
                 Participating Preferred Stock Purchase Rights)
                         (Title of Class of Securities)

                                   235811 10 6
                      (CUSIP Number of Class of Securities)

                              ---------------------

                            Michael L. DeBacker, Esq.
                  Vice President, General Counsel and Secretary
                                Dana Corporation
                                4500 Dorr Street
                               Toledo, Ohio 43615
                                 (419) 535-4500
 (Name, Address and Telephone Number of Person Authorized to Receive Notice and
           Communications on Behalf of the Person(s) Filing Statement)

                              ---------------------

                                 With copies to:

                             Adam O. Emmerich, Esq.
                               David C. Karp, Esq.
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York 10019
                                 (212) 403-1000

[ ]Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.



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                  The purpose of this amendment is to amend and supplement Item
9 in the Solicitation/Recommendation Statement on Schedule 14D-9 previously filed by Dana Corporation, a Virginia corporation, on July 22, 2003, as thereafter amended, and to add an additional Exhibit and revise the Exhibit Index accordingly.


Item 9.            Exhibits.
                   --------

Exhibit No.           Description
-----------           ----------------------------------------------------------
  (a)(29)             Slide Presentation for October 24, 2003 Conference
                      Call (incorporated by reference to Exhibit 99.1 to Dana's
                      Form 8-K filed October 24, 2003).








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                                    SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     DANA CORPORATION

                                                     By: /s/ Robert C. Richter
                                                         ----------------------
                                                     Robert C. Richter
                                                     Vice President and
                                                     Chief Financial Officer

                                                     Dated:  October 24, 2003


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                                INDEX OF EXHIBITS

Exhibit No.           Description
-----------------     ----------------------------------------------------------
  (a) (29)            Slide Presentation for October 24, 2003 Conference
                      Call (incorporated by reference to Exhibit 99.1 to Dana's
                      Form 8-K filed October 24, 2003).




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